Exhibit (e)(4)

SCMTRUST AMENDMENT NO. 3 TO

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

THIS AMENDMENT dated as of March 4, 2022 (this "Amendment") to the Amended and Restated Distribution Agreement dated February 8, 2018, as subsequently amended (the "Agreement"), is entered into by and between SCM TRUST, a Massachusetts business trust, (the "Trust") and RFS PARTNERS, LP, a California limited partnership (the "Distributor).

WHEREAS, the Trust and the Distributor wish to amend the Agreement to revise Appendix A of the Agreement to update the current list of series of the Trust

NOW, THEREFORE, in consideration of the mutual covenants herein contained for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as the date first written above.

SCM TRUST	RFS PARTNERS, LP

/s/Stephen C. Rogers	/s/Stephen C. Rogers
Stephen C. Rogers	Stephen C. Rogers
President	President

APPENDIX A LIST OF SERIES

ICON Consumer Select Fund
ICON Equity Fund

ICON Equity Income Fund

ICON Flexible Bond Fund

ICON Health and Information Technology Fund

ICON Natural Resources and Infrastructure Fund

ICON Utilities and Income Fund

Shelton Emerging Markets Fund

Shelton International Select Equity Fund

Shelton Tactical Credit Fund